Exhibit 10.3

English Translation of Supplemental Employment Agreement

Effective as of June 1, 2010, Tianjin Yayi Industrial Co., Ltd. (the "Company") hereby agrees to pay the undersigned an annual salary of RMB 510,000 (pre tax) which will be paid on a monthly basis. As a result, the monthly salary is RMB 42,500. On the 18th day of each month, the Company will pay the salary for the month before. If such date falls into a national holiday, such payment shall be made on the first working date after such holiday.

Based on annual review, the Company may adjust the compensation for the undersigned from time to time upon the approval of the Board of Directors of Yayi International Inc.

/s/ Li Liu	Tianjin Yayi Industrial Co., Ltd.
Li Liu	(Seal)